Exhibit 99.1

N E W S R E L E A S E

For Immediate Release

February 8, 2006

Interep Announces Decision to Deregister with SEC

New York: Interep (OTCBB: IREP) today announced that it has filed a Form 15 with the Securities and Exchange Commission to request a suspension of registration for its common stock, which would go into effect 90 days after filing.

According to Ralph Guild, Chairman and CEO of Interep, “The company’s Board of Directors has decided to file with the Securities Exchange Commission for deregistration as part of its overall program of cost reduction and focus on growing the company’s business. In the current market environment, the advantages of trading on the OTC Bulletin Board are outweighed by the significant accounting, legal and administrative costs associated with the SEC’s reporting requirements. Deregistering will reduce the costs associated with these requirements, and allow management to focus more fully on growing the core business.”

In summary, the key factors influencing Interep’s decision to file for deregistration:

•	The cost of compliance with the SEC reporting requirements

•	The additional cost of compliance associated with the Sarbanes-Oxley Act

•	The limited benefit of continued trading on the OTC Bulletin Board

•	The limited extent of trading in the company’s stock,

•	The benefit of shifting its management’s entire focus to growing its business

Mr. Guild added, “This action will in no way change the way that Interep conducts business, or our ability to serve the needs of our clients. In fact, we strongly believe this action will improve the long-term financial strength of Interep, benefiting our clients, our employees and our company.”

Since the OTC Bulletin Board requires quoted companies to be reporting companies, Interep stock will no longer be quoted on the OTC Bulletin Board. After deregistration, Interep’s stock will be available for trading on the Pink Sheet system - a daily, electronic quotation service for over-the-counter securities.

About Interep:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet, television and complementary media, with offices in 17 cities. Interep is the parent company to the following radio representation firms: ABC Radio Sales, D&R Radio, CBS Radio Sales, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep is also parent to Azteca America Television Sales and Interep Interactive, including Winstar Interactive, the place for Internet brands. Interep divisions benefiting our clients and customers include our “unwired” Network Division; Interep Innovations, our business development division, including the Interep Marketing Group (IMG) and Promotion Marketing; The Event Shop; and Morrison and Abraham, a sales consulting firm. For more information, visit the company’s website at www.interep.com.

Contact:    Tracey Karm

Phone:       561-227-0673

Email:        tracey_karm@interep.com